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EXHIBIT 4.39

         THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF THIS WARRANT (COLLECTIVELY, THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT.

                               WARRANT TO PURCHASE

                               _________ SHARES OF

                   COMMON STOCK, PAR VALUE $0.00001 PER SHARE

                                       OF

                          ADVANCED VIRAL RESEARCH CORP.

         This certifies that, for value received, Alfredo Velez, or registered assigns ("Holder"), is entitled to purchase from ADVANCED VIRAL RESEARCH CORP. (the "Company") ______ shares of the Company's Common Stock, par value $0.00001 per share ("Warrant Shares") subject to the terms and conditions stated herein, from time to time until 5:00 p.m. Eastern Standard Time on February 4, 2009 (the "Expiration Date").

         This Warrant is subject to the following terms and conditions:

1.       EXERCISE OF WARRANT.

         (a) Exercise Price. Holder shall be entitled to acquire the Warrant Shares at an exercise price of $.16 for each Warrant Share (the "Exercise Price") at any time and from time to time through the Expiration Date.

         (b) Upon delivery of this Warrant at the offices of the Company or at such other address as the Company may designate by notice in writing to the registered holder hereof with the Subscription Form annexed hereto duly executed, accompanied by payment of the Exercise Price multiplied by the number of Warrant Shares purchased (in cash, by certified, cashier's or other check acceptable to the Company, or any combination of the foregoing), the registered holder of this Warrant shall be entitled to receive a certificate or certificates for the Warrant Shares so purchased. Such certificate or certificates shall be promptly delivered to the Holder. Upon any partial exercise of this Warrant, the Company shall execute and deliver a new Warrant of like tenor for the balance of the Warrant Shares purchasable hereunder.

         (c) The Warrant Shares deliverable hereunder shall, upon issuance, be fully paid and non-assessable and the Company agrees that at all times during the term of this Warrant it shall cause to be reserved for issuance such number of shares of its Common Stock as shall be required for issuance and delivery upon exercise of this Warrant.

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2.       TRANSFER OR ASSIGNMENT OF WARRANT.

         This Warrant is not assignable without the prior written consent of the Company.

3.       ADJUSTMENT OF EXERCISE PRICE AND WARRANT SHARES

         (a) In case the Company shall at any time subdivide or combine the outstanding shares of Common Stock, the Exercise Price shall forthwith be proportionately decreased in the case of the subdivision or proportionately increased in the case of combination to the nearest one cent. Any such adjustment shall become effective at the close of business on the date that such subdivision or combination shall become effective.

         (b) In the event that the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or by a subdivision of the outstanding shares of Common Stock, which may include a stock split, then from and after the time at which the adjusted Exercise Price becomes effective pursuant to the foregoing Subsection (a) of this Section by reason of such dividend or subdivision, the number of shares issuable upon the exercise of this Warrant shall be increased in proportion to such increase in outstanding shares. In the event that the number of outstanding shares of Common Stock is decreased by a combination of the outstanding shares of Common Stock, then, from and after the time at which the adjusted Exercise Price becomes effective pursuant to such Subsection (a) of this Section by reason of such combination, the number of shares issuable upon the exercise of this Warrant shall be decreased in proportion to such decrease in outstanding shares.

         (c) In the event of an adjustment of the Exercise Price, the number of shares of Common Stock (or reclassified stock) issuable upon exercise of this Warrant after such adjustment shall be equal to the number determined by dividing:

                  (1) an amount equal to the product of (i) the number of shares of Common Stock issuable upon exercise of this Warrant immediately prior to such adjustment, and (ii) the Exercise Price immediately prior to such adjustment, by

                  (2)      the Exercise Price immediately after such adjustment.

         (d) In the case of any reorganization or reclassification of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) or in the case of any consolidation of the Company with, or merger of the Company with, another corporation, or in the case of any sale, lease or conveyance of all, or substantially all, of the property, assets, business and goodwill of the Company as an entity, the holder of this Warrant shall thereafter have the right upon exercise to purchase the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, consolidation, merger or sale by a holder of the number of shares of Common Stock which the holder of this Warrant would have received had all Warrant Shares issuable upon exercise of this Warrant been issued immediately prior to such reorganization, reclassification, consolidation, merger or sale, at a price equal to the Exercise Price then in effect pertaining to this Warrant (the kind, amount and price of such stock and other securities to be subject to adjustment as herein provided).

         (e) In case the Company shall, at any time prior to the expiration of this Warrant and prior to the exercise thereof, dissolve, liquidate or wind up its affairs, the Holder shall be entitled, upon the exercise hereof, to receive, in lieu of the Warrant Shares of the Company which it would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to it

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upon such Warrant Shares of the Company, had it been the holder of record of shares of Common Stock receivable upon the exercise of this Warrant on the record date for the determination of those entitled to receive any such liquidating distribution. After any such dissolution, liquidation or winding up which shall result in any distribution in excess of the Exercise Price provided for by this Warrant, the Holder may at its option exercise the same without making payment of the aggregate Exercise Price and in such case the Company shall upon the distribution to said Holder consider that the aggregate Exercise Price has been paid in full to it and in making settlement to said Holder, shall deduct from the amount payable to such Holder an amount equal to the aggregate Exercise Price.

         (f) In case the Company shall, at any time prior to the expiration of this Warrant and prior to the exercise thereof make a distribution of assets (other than cash) or securities of the Company to its stockholders (the "Distribution") the Holder shall be entitled, upon the exercise thereof, to receive, in addition to the Warrant Shares it is entitled to receive, the same kind and amount of assets or securities as would have been distributed to it in the Distribution had it been the holder of record of shares of Common Stock receivable upon exercise of this Warrant on the record date for determination of those entitled to receive the Distribution.

         (g) Irrespective of any adjustments in the number of Warrant Shares and the Exercise Price or the number or kind of shares purchasable upon exercise of this Warrant, this Warrant may continue to express the same price and number and kind of shares as originally issued.

4.       OFFICER'S CERTIFICATE.

         Whenever the number of Warrant Shares and the Exercise Price shall be adjusted pursuant to the provisions hereof, the Company shall forthwith file at its principal executive office a statement, signed by the Chairman of the Board, President, or one of the Vice Presidents of the Company and by its Chief Financial Officer or one of its Treasurers or Assistant Treasurers, stating the adjusted number of Warrant Shares and the new Exercise Price calculated to the nearest one hundredth of a cent and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required. A copy of such statement shall be mailed to the Holder.

5.       CHARGES, TAXES AND EXPENSES.

         The issuance of certificates for Warrant Shares upon any exercise of this Warrant shall be made without charge to the Holder for any tax or other expense in respect to the issuance of such certificates, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued only in the name of the Holder.

6.       MISCELLANEOUS.

         (a) The terms of this Warrant shall be binding upon and shall inure to the benefit of any successors or assigns of the Company and of the holder or holders hereof and of the shares of Common Stock issued or issuable upon the exercise hereof.

         (b) No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed to be a stockholder of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the holder of this Warrant, as such, any rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action, receive notice of meetings, receive dividends or subscription rights, or otherwise.

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         (c)      Receipt of this Warrant by the holder hereof shall constitute acceptance of an agreement to the foregoing terms and conditions.

         (d) The Warrant and the performance of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of Delaware and the parties hereunder consent and agree that the State and Federal Courts which sit in the State of New York and the County of New York shall have exclusive jurisdiction with respect to all controversies and disputes arising hereunder.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer and its corporate seal to be affixed hereto.

Dated: February 5, 2004                 ADVANCED VIRAL RESEARCH CORP.

                                        By: /s/ Eli Wilner
                                            Eli Wilner, Chief Executive Officer